TREDEGAR REPORTS SECOND-QUARTER 2018 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--August 1, 2018--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second-quarter financial results for the period ended June 30, 2018.
Second quarter 2018 net income was $14.7 million ($0.44 per share) compared with net income of $44.2 million ($1.34 per share) in the second quarter of 2017. Net income from ongoing operations, which excludes special items, was $11.5 million ($0.35 per share) in the second quarter of 2018 compared with $8.3 million ($0.25 per share) in the second quarter of 2017. A reconciliation of net income, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2018 and 2017, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Highlights for ongoing operations for the second quarter of 2018 include:

•	Operating profit from ongoing operations for PE Films of $8.7 million was $2.0 million lower than the second quarter of 2017

•	Operating profit from ongoing operations for Flexible Packaging Films was $1.3 million, which was favorable by $1.6 million versus the operating loss in the second quarter of 2017

•	Operating profit from ongoing operations for Bonnell Aluminum of $13.2 million was $1.4 million higher than the second quarter of 2017

John Gottwald, Tredegar’s president and chief executive officer, said, “Our PE Films segment had a solid first six months, but recent discussions with customers firmed up the timing of previously disclosed product transitions away from certain products in personal care and surface protection films.  Our future earnings will be adversely impacted in a meaningful way by these transitions.”
Mr. Gottwald continued, “Terphane’s profit improvement was mainly due to lower depreciation and amortization expenses as a consequence of the impairment charge taken in the fourth quarter of last year. Bonnell Aluminum showed good profit improvement despite continued inefficiencies at our facility in Niles, Michigan.”
Mr. Gottwald further stated, “I’m especially pleased to see our debt, net of cash, at $60.7 million, which reflects a decline of approximately $55 million this year.”
OPERATIONS REVIEW
PE Films
PE Films is composed of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of second-quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2018	2017		2018	2017
Sales volume (lbs)	30,099	34,166	(11.9)%	64,922	69,222	(6.2)%
Net sales	$82,457	$89,639	(8.0)%	$175,707	$176,050	(0.2)%
Operating profit from ongoing operations	$8,678	$10,682	(18.8)%	$22,712	$19,713	15.2%

Second-Quarter 2018 Results vs. Second-Quarter 2017 Results
Net sales (sales less freight) in the second quarter of 2018 decreased by $7.2 million versus 2017 primarily due to lower volume in Personal Care. The sales decline in Personal Care was primarily related to lower demand for topsheet from its largest customer and, due to timing, lower sales of elastic materials in the second quarter of 2018 versus 2017. The Company believes it is making inroads with customers for new elastic products in Europe. In addition, the company is spending $25 million at its plant in Terre Haute, Indiana to expand elastics capacity to serve customers in North America, which is expected to begin production in the middle of 2019.
Sales volume in the second quarter of 2018 in Surface Protection was comparable to the prior year with strong demand for components of flat panel displays continuing through the first half of 2018. Looking forward, there are indications that sales volume in Surface Protection during the third quarter of 2018 may decline sequentially and when compared to last year due to a combination of factors. These factors include a possible inventory build-up by customers during the first half of 2018 and partial customer product transitions, which have already begun, to alternative processes or materials as further discussed in the last two paragraphs of this section.
Operating profit from ongoing operations in the second quarter of 2018 decreased by $2.0 million versus the second quarter of 2017 primarily due to:

•
Lower contribution to profits from personal care films, primarily due to lower volume as noted above ($2.0 million) and higher variable costs due to timing of resin pass-through ($0.3 million), partially offset by improved pricing on certain products ($0.6 million), net favorable impact from the change in U.S. Dollar value of currencies for operations outside of the U.S. ($0.6 million) and lower sales, general and administrative costs ($0.5 million);

•
Lower contribution to profits from surface protection films, primarily due to a sales return reserve for a quality claim ($1.5 million), manufacturing inefficiencies ($0.8 million) and inventory adjustments ($0.3 million), partially offset by improved mix ($0.9 million);

•	Additional costs of $0.5 million associated with business development activities related to optical films; and

•	Realized cost savings associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films ($0.8 million).
In June 2018, the Company announced plans to close its facility in Shanghai, China, which primarily produces topsheet films used as components for personal care products.  Production is expected to cease at this plant by the end of 2018.  The Company expects to recognize costs associated with exit and disposal activities of $7.1 million comprised of: (i) retention, severance and related costs ($3.6 million), (ii) customer-related costs ($1.1 million), and (iii) legal, asset disposal and other cash costs ($2.4 million).  In addition, the Company expects non-cash asset write-offs and accelerated depreciation of $0.9 million.  Net annual cash savings from consolidating operations of $1.7 million is expected.  Proceeds from expected property disposals are uncertain. The Company anticipates that these activities, including property disposals, will require 12-18 months to execute, and the costs are expected to be incurred during this period. See additional information on current year-to-date costs in Note (b) in the Notes to Financial Statements.
The Company continues to anticipate a significant customer product transition in the Personal Care component of PE Films. The Company now expects that customer product transition to begin in the fourth quarter of 2018. The Company currently estimates that, when fully implemented, this will adversely impact the annual sales of the business unit by $70 million and will materially impact profits. Ongoing discussions with this customer will determine the full implementation schedule. The loss of this business without replacement with new business could trigger an impairment of Personal Care’s long-lived assets and goodwill. As of June 30, 2018, the goodwill balance carried by Personal Care was $47 million. Personal Care has been increasing its R&D spending (an increase of $5 million in 2017 versus 2014), is investing capital, and is accelerating sales and marketing efforts to capture growth and diversify its customer base and product offerings in personal care products. The overall timing and net change in Personal Care’s revenues and profits and capital expenditures needed to support these effo rts during this transition period are uncertain at this time.
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
The Company previously reported the risk over the next few years that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates that the customer product transitions will be fully implemented by the fourth quarter of 2019. When fully implemented, the Company estimates that the annualized adverse impact on future ongoing operating profit from this customer shift will be approximately $10 million. The Company is aggressively pursuing new surface protection products, applications and customers.
Year-To-Date 2018 Results vs. Year-To-Date 2017 Results
Net sales (sales less freight) in the first six months of 2018 decreased by $0.3 million versus 2017 primarily due to lower topsheet and elastics volume in Personal Care, partially offset by an increase in Surface Protection volume. The factors impacting sales for PE Films during the first half of 2018 versus last year are similar to the factors described above in the quarterly comparison.
Operating profit from ongoing operations in the first six months of 2018 increased by $3.0 million versus the first six months of 2017 primarily due to:

•
Higher contribution to profits from surface protection films, primarily due to higher volume and improved mix ($3.8 million), partially offset by a sales return reserve for a quality claim ($1.5 million);

•
Lower contribution to profits from personal care films, primarily due to lower volume in topsheet, elastics and other products ($3.4 million), partially offset by improved pricing on certain products ($1.3 million), net favorable impact from the change in U.S. Dollar value of currencies for operations outside of the U.S. ($0.9 million) and lower sales, general and administrative costs ($0.5 million);

•	Additional costs of $0.5 million associated with business development activities related to optical films; and

•	Realized cost savings associated with the previously announced project to consolidate domestic manufacturing facilities in PE Films ($1.8 million).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $7.4 million in the first six months of 2018 compared to $7.8 million in the first six months of 2017. Capital expenditures are projected to be $32 million in 2018, including: $15 million of a total $25 million expected for North American capacity expansion for elastics products in Personal Care; new capacity for next generation products in Surface Protection ($6 million); and approximately $10 million for routine capital expenditures required to support operations. Depreciation expense was $7.6 million in the first six months of 2018 and $6.9 million in the first six months of 2017. Depreciation expense is projected to be $16 million in 2018.

Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of second quarter operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2018	2017		2018	2017
Sales volume (lbs)	23,701	21,966	7.9%	47,018	44,028	6.8%
Net sales	$28,304	$26,588	6.5%	$56,741	$53,297	6.5%
Operating profit (loss) from ongoing operations	$1,294	$(319)	NA	$3,008	$(2,317)	NA
Second-Quarter 2018 Results vs. Second-Quarter 2017 Results
Net sales and volume increased in the second quarter of 2018 compared with the second quarter of 2017 due to higher demand. Terphane was operating at full capacity utilization during the second quarter. To increase capacity, Terphane is spending approximately $1.8 million (including capital expenditures of $1 million and project expenses of $0.8 million) on a previously idled production line which was restarted in mid-June. Also during the second quarter, a nationwide trucking strike caused a disruption of shipments, lowering sales volume by approximately 0.9 million pounds.
Terphane’s operating results from ongoing operations in the second quarter of 2018 increased by $1.6 million versus the second quarter of 2017 primarily due to:

•	Significantly lower depreciation and amortization of $2.2 million resulting from the $101 million non-cash asset impairment loss recognized in the fourth quarter of 2017;

•
A benefit of $0.6 million primarily from higher volume and favorable foreign currency translation of Real-denominated operating costs, partially offset by a $0.4 million loss on foreign currency forward contracts that partially hedged Real-denominated operating costs;

•	One-time costs of $0.4 million related to the restarting of the idled production line referenced above; and

•	Net foreign currency transaction losses of $0.5 million (losses of $0.3 million in 2018 versus gains of $0.2 million in 2017).
Terphane’s quarterly financial results have been volatile, and the Company expects continued uncertainty and volatility until industry capacity utilization and the competitive dynamics in Latin America improve.
Year-To-Date 2018 Results vs. Year-To-Date 2017 Results
Net sales and volume increased in the first six months of 2018 compared with the first six months of 2017 due to higher demand.
Terphane’s operating results from ongoing operations in the first six months of 2018 increased by $5.3 million versus the first six months of 2017 primarily due to:

•	Significantly lower depreciation and amortization of $4.5 million resulting from the $101 million non-cash asset impairment loss recognized in the fourth quarter of 2017;

•
A benefit of $1.9 million primarily from higher volume and favorable foreign currency translation of Real-denominated operating costs, partially offset by a $0.4 million loss on foreign currency forward contracts that partially hedged Real-denominated operating costs;

•	One-time costs of $0.5 million related to the restarting of the idled production line referenced above; and

•	Net foreign currency transaction losses of $0.3 million (losses of $0.4 million in 2018 versus $0.1 million in 2017).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $1.4 million in the first six months of 2018 compared to $1.2 million in the first six months of 2017. Terphane currently estimates that total capital expenditures in 2018 will be $5 million, including approximately $1 million to re-start the idled production line referenced above and $4 million for routine capital expenditures required to support operations. Depreciation expense was $0.4 million in the first six months of 2018 and $3.7 million in the first six months of 2017. Depreciation expense is projected to be $1.0 million in 2018. Amortization expense was $0.2 million in the first six months of 2018 and $1.5 million in the first six months of 2017, and is projected to be $0.5 million in 2018. Aggregate depreciation and amortization expense is projected at $1.5 million in 2018, down significantly from $10.5 million in 2017 due to the write-down of Terphane’s long-lived assets during the fourth quarter of 2017.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.
A summary of second-quarter results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2018	2017		2018	2017
Sales volume (lbs) *	55,057	51,976	5.9%	91,174	87,357	4.4%
Net sales	$144,558	$123,208	17.3%	$272,793	$222,807	22.4%
Operating profit from ongoing operations	$13,156	$11,772	11.8%	$23,355	$21,601	8.1%
* Sales volume for the six months ended June 30, 2018 and 2017 excludes sales volume associated with Futura Industries Corporation (“Futura”), acquired on February 15, 2017.
Second-Quarter 2018 Results vs. Second-Quarter 2017 Results
Net sales in the second quarter of 2018 increased versus 2017 primarily due to higher sales volume and an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs.
Sales volume in the second quarter of 2018 increased by 5.9% versus 2017 due to higher volume in the nonresidential building and construction and specialty markets. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $14.4 million, and higher volume improved net sales by $6.9 million. Bookings and backlog remain strong.
Operating profit from ongoing operations in the second quarter of 2018 increased by $1.4 million in comparison to the second quarter of 2017, primarily due to higher volume and inflation-related sales prices ($2.4 million), partially offset by increased operating costs, including employee-related expenses and higher depreciation ($1.0 million). Bonnell Aluminum’s Niles, Michigan facility continued to experience inefficiencies. Without these inefficiencies, the Company estimates that operating profit from ongoing operations in the second quarter of 2018 would have been higher by $1 million.
On March 8, 2018, the U.S. imposed tariffs of 10% on aluminum ingot and semi-finished aluminum imported into the U.S. from certain countries, including countries from which Bonnell Aluminum has historically sourced aluminum supplies. On April 6, 2018, the U.S. announced sanctions on certain Russian individuals and on companies controlled by those individuals, including United Company RUSAL Plc, Russia’s largest aluminum producer and a substantial supplier of primary aluminum to the U.S. market.  Collectively, these events have resulted in a significant increase in the cost of aluminum ingot used by Bonnell Aluminum to make its products.  The average U.S. Midwest Transaction price, the benchmark price for P1020 high-grade aluminum ingot delivered, averaged $1.24 per pound in the second quarter of 2018, up $0.28 from $0.96 per pound in the first quarter of 2017.  This price has exceeded $1.35 per pound on certain days in the second quarter of 2018.  In 2017, aluminum raw materials comprised 43% of Bonnell Aluminum’s average selling price when the U.S. Midwest Transaction price averaged $0.98 per pound.  For the vast majority of its business, Bonnell Aluminum expects to be able to pass through higher aluminum costs to customers.  However, sustained higher costs for aluminum extrusions could result in reduced demand and product substitutions in place of aluminum extrusions, which could materially and negatively affect Bonnell Aluminum’s business and results of operations. In addition, continued sanctions on RUSAL Plc could result in aluminum billet supply shortages in the U.S. aluminum extrusion market, although Bonnell does not currently anticipate any impact of such potential shortages on its access to aluminum.
Year-To-Date 2018 Results vs. Year-To-Date 2017 Results
Net sales in the first six months of 2018 increased versus 2017 primarily due to the addition of Futura and higher volume. Futura contributed $47.3 million of net sales in the first six months of 2018 versus $29.4 million for the 131 days owned during the first six months of 2017 (acquired on February 15, 2017). Excluding the impact of Futura, net sales improved due to higher sales volume and an increase in average selling prices primarily due to the pass-through to customers of higher market-driven raw material costs.
Volume on an organic basis (which excludes the impact of the Futura acquisition) in the second quarter of 2018 increased by 4.4% versus 2017 due to higher volume in the nonresidential building and construction and specialty markets. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $24.7 million, and higher volume improved net sales by $6.9 million.
Operating profit from ongoing operations in the first six months of 2018 increased by $1.8 million in comparison to the first six months of 2017. Excluding the favorable profit impact of Futura ($1.4 million), operating profit from ongoing operations increased $0.4 million, primarily due to:

•
Higher volume, improved mix and inflation-related sales prices ($5.1 million), partially offset by increased operating costs, including employee-related expenses and higher depreciation ($3.2 million); and

•	Continued inefficiencies associated with the new extrusion line at the Niles, Michigan plant ($1.5 million).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $5.6 million in the first six months of 2018 (including $1.1 million associated with Futura), compared to $17.7 million in the first six months of 2017. Capital expenditures in 2017 included the extrusions capacity expansion project at the facility in Niles, Michigan. Capital expenditures are projected to be $14 million in 2018, including approximately $7 million for infrastructure upgrades and expanded fabrication and machining capabilities, and approximately $7 million for routine items required to support operations. Depreciation expense was $6.6 million in the first six months of 2018 compared to $5.3 million in the first six months of 2017, and is projected to be $13 million in 2018. Amortization expense was $1.8 million in the first six months of 2018 and $1.4 million in the first six months of 2017, and is projected to be $4 million in 2018.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $5.1 million in the first six months of 2018, versus $5.2 million in the first six months of 2017. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.2 million in 2018. Corporate expenses, net, increased in the first six months of 2018 versus 2017 primarily due to higher stock-based employee benefit costs and professional fees for services rendered early in the first quarter of 2018 associated with the Terphane non-cash asset impairment loss that was recognized in the fourth quarter of 2017.
Interest expense was $3.2 million in the first six months of 2018 in comparison to $2.8 million in the first six months of 2017, primarily due to higher interest rates.

The effective tax rate used to compute income tax expense from continuing operations was 23.0% in the first six months of 2018, compared to 9.9% in the first six months of 2017. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.2% for the first six months of 2018 versus 39.1% in 2017 (see also Note (e) of the Notes to Financial Tables). The effective tax rates benefited from the U.S. Tax Cuts and Jobs Act enacted in December 2017, which, among other impacts, reduced the U.S. federal corporate income tax rate from 35% to 21% beginning in 2018. An explanation of additional significant differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2018 and 2017 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 (“Form 10-Q”).
Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $68 million at June 30, 2018, versus $54 million at December 31, 2017 and $62 million at March 31, 2018. The changes in the estimated fair value of the Company’s investment in kaléo, which are included in net income under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The Company’s valuation estimate is based on projection assumptions that have a wide range of possible outcomes. Ultimately, the true value of Tredegar’s ownership interest in kaléo will be determined if and when a liquidity event occurs.
CAPITAL STRUCTURE
Total debt was $123.0 million at June 30, 2018, compared to $152.0 million at December 31, 2017. Net debt (debt in excess of cash and cash equivalents) was $60.7 million at June 30, 2018, compared to $104.9 million at March 31, 2018 and $115.5 million at December 31, 2017. The decline in net debt of $44.2 million from March 31 to June 30, 2018 included the impact of a U.S. federal income tax refund received in June of approximately $19 million. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (d) of the Notes to the Financial Tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	ability to develop, efficiently manufacture and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our cost-basis investment in kaléo;

•	the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2017. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2017 sales of $961 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Sales	$263,759	$247,347	$522,470	$468,372
Other income (expense), net (b)(c)	5,857	34,735	14,089	38,022
	269,616	282,082	536,559	506,394

Cost of goods sold (b)	210,667	195,286	413,856	375,047
Freight	8,440	7,912	17,229	16,218
Selling, R&D and general expenses (b)	25,592	26,198	51,732	50,705
Amortization of intangibles	1,025	1,652	2,054	2,893
Pension and postretirement benefits	2,578	2,632	5,156	5,264
Interest expense	1,577	1,642	3,221	2,822
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	468	(271)	590	293
	250,347	235,051	493,838	453,242
Income before income taxes	19,269	47,031	42,721	53,152
Income taxes	4,547	2,827	9,834	5,246
Net income	$14,722	$44,204	$32,887	$47,906

Earnings per share:
Basic	$0.45	$1.34	$1.00	$1.45
Diluted	$0.44	$1.34	$1.00	$1.45

Shares used to compute earnings per share:
Basic	33,074	32,961	33,028	32,941
Diluted	33,108	33,051	33,048	32,999

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales
PE Films	$82,457	$89,639	$175,707	$176,050
Flexible Packaging Films	28,304	26,588	56,741	53,297
Aluminum Extrusions	144,558	123,208	272,793	222,807
Total net sales	255,319	239,435	505,241	452,154
Add back freight	8,440	7,912	17,229	16,218
Sales as shown in the Condensed Consolidated Statements of Income	$263,759	$247,347	$522,470	$468,372

Operating Profit (Loss)
PE Films:
Ongoing operations	$8,678	$10,682	$22,712	$19,713
Plant shutdowns, asset impairments, restructurings and other (b)	(1,135)	(904)	(2,187)	(2,972)
Flexible Packaging Films:
Ongoing operations	1,294	(319)	3,008	(2,317)
Plant shutdowns, asset impairments, restructurings and other (b)	—	11,856	—	11,856
Aluminum Extrusions:
Ongoing operations	13,156	11,772	23,355	21,601
Plant shutdowns, asset impairments, restructurings and other (b)	(46)	1,571	(99)	(2,769)
Total	21,947	34,658	46,789	45,112
Interest income	228	55	284	129
Interest expense	1,577	1,642	3,221	2,822
Gain (loss) on investment in kaleo accounted for under fair value method (c)	5,800	21,500	14,000	24,800
Stock option-based compensation costs	305	38	391	41
Corporate expenses, net (b)	6,824	7,502	14,740	14,026
Income before income taxes	19,269	47,031	42,721	53,152
Income taxes	4,547	2,827	9,834	5,246
Net income	$14,722	$44,204	$32,887	$47,906

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash & cash equivalents	$62,321	$36,491
Accounts & other receivables, net	128,301	120,135
Income taxes recoverable	5,572	32,080
Inventories	84,890	86,907
Prepaid expenses & other	8,776	8,224
Total current assets	289,860	283,837
Property, plant & equipment, net	217,296	223,091
Investment in kaléo (cost basis of $7,500)	68,000	54,000
Identifiable intangible assets, net	38,225	40,552
Goodwill	128,205	128,208
Deferred income taxes	3,946	16,636
Other assets	8,957	9,419
Total assets	$754,489	$755,743
Liabilities and Shareholders’ Equity
Accounts payable	$121,266	$108,391
Accrued expenses	40,192	42,433
Total current liabilities	161,458	150,824
Long-term debt	123,000	152,000
Pension and other postretirement benefit obligations, net	94,335	98,837
Deferred income taxes	—	2,123
Other noncurrent liabilities	8,287	8,179
Shareholders’ equity	367,409	343,780
Total liabilities and shareholders’ equity	$754,489	$755,743

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$32,887	$47,906
Adjustments for noncash items:
Depreciation	14,688	15,993
Amortization of intangibles	2,054	2,893
Deferred income taxes	8,996	2,000
Accrued pension income and post-retirement benefits	5,156	5,264
(Gain)/loss on investment accounted for under the fair value method	(14,000)	(24,800)
(Gain)/loss on asset impairments and divestitures	—	50
Net (gain)/loss on sale of assets	(109)	307
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(15,205)	(20,197)
Inventories	(810)	(7,261)
Income taxes recoverable/payable	26,277	(6,120)
Prepaid expenses and other	(2,057)	735
Accounts payable and accrued expenses	13,879	6,178
Pension and postretirement benefit plan contributions	(2,912)	(2,106)
Other, net	2,926	1,126
Net cash provided by operating activities	71,770	21,968
Cash flows from investing activities:
Capital expenditures	(14,528)	(26,692)
Acquisition	—	(87,110)
Return of escrowed funds relating to acquisition earn-out	4,250	—
Proceeds from the sale of assets and other	1,095	95
Net cash used in investing activities	(9,183)	(113,707)
Cash flows from financing activities:
Borrowings	28,000	148,750
Debt principal payments	(57,000)	(56,500)
Dividends paid	(7,293)	(7,268)
Proceeds from exercise of stock options and other	926	695
Net cash provided by (used in) financing activities	(35,367)	85,677
Effect of exchange rate changes on cash	(1,390)	577
Increase (decrease) in cash and cash equivalents	25,830	(5,485)
Cash and cash equivalents at beginning of period	36,491	29,511
Cash and cash equivalents at end of period	$62,321	$24,026

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share from continuing operations as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations for the three and six months ended June 30, 2018 and 2017 is shown below:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income as reported under GAAP	$14.7	$44.2	$32.9	$47.9
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.6	—	0.7	0.6
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(4.5)	(15.7)	(10.9)	(18.2)
Gain associated with the settlement of an escrow agreement	—	(11.9)	—	(11.9)
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	—	(8.1)	—	(8.1)
Other	0.7	(0.2)	1.8	4.0
Net income from ongoing operations	$11.5	$8.3	$24.5	$14.3

Earnings per share as reported under GAAP (diluted)	$0.44	$1.34	$1.00	$1.45
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.02	—	0.02	0.02
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(0.14)	(0.47)	(0.33)	(0.55)
Gain associated with the settlement of an escrow agreement	—	(0.36)	—	(0.36)
Income tax benefit associated with the write-off of the stock basis of a certain U.S. subsidiary	—	(0.25)	—	(0.25)
Other	0.03	(0.01)	0.05	0.12
Earnings per share from ongoing operations (diluted)	$0.35	$0.25	$0.74	$0.43
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (e).
(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the first six months of 2018 and 2017 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the second quarter of 2018 include:

•
Pretax charges of $0.6 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax charges of $0.7 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related accrued costs of $0.4 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.2 million.

Plant shutdowns, asset impairments, restructurings and other items in the first six months of 2018 include:

•
Pretax charges of $1.5 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million for professional fees associated with the Terphane Limitada worthless stock deduction, the impairment of assets of Flexible Packaging Films and determining the effect of the new U.S. federal income tax law (included in “Selling, R&D and general expenses” in the statements of net sales and operating profit by segment and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.7 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related accrued costs of $0.4 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.2 million.

Plant shutdowns, asset impairments, restructurings and other items in the second quarter of 2017 include:

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $3.5 million;

•
Pretax charges of $1.0 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $0.9 million and by Bonnell of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.9 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, for the expected recovery of excess production costs of $0.6 million incurred in 2016 and $0.3 million incurred in the first quarter of 2017 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.7 million related to the fair valuation of an earnout provision from the acquisition of Futura (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charges of $0.6 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.3 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of facility consolidation-related expenses of $0.2 million and accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.3 million related to a reduction of severance and other employee-related accrued costs.

Plant shutdowns, asset impairments, restructurings and other items in the first six months of 2017 include:

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $3.5 million;

•
Pretax charges of $3.3 million related to the acquisition of Futura, i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura (included in “Cost of goods sold” in the condensed consolidated statements of income), ii) acquisition costs of $1.5 million and iii) integration costs of $0.1 million (both ii and iii included in “Selling, R&D and general expenses” in the condensed consolidated statements of income), offset by pretax income of $0.7 million related to the fair valuation of an earnout provision (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charges of $2.8 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $2.4 million and by Aluminum Extrusions of $0.4 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $0.5 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the expected recovery of excess production costs of $0.6 million incurred in 2016 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of asset impairments of $0.1 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.4 million ($0.3 million is included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.1 million related to a reduction of severance and other employee-related accrued costs;

•
Pretax charges of $0.3 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.9 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in Corporate (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment).

(c) Unrealized gains on the Company’s investment in kaléo of $5.8 million and $14.0 million were recognized in the second quarter and first six months of 2018, respectively (included in “Other income (expense), net” in the condensed consolidated statements of income), compared to unrealized gains of $21.5 million and $24.8 million in the second quarter and first six months of 2017. An unrealized loss on the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. of $0.1 million was recognized in the second quarter and first six months of 2018 (included in “Other income (expense), net” in the condensed consolidated statements of income) (none in 2017).

(d)	Net debt is calculated as follows:

(in millions)	June 30,	December 31,
	2018	2017
Debt	$123.0	$152.0
Less: Cash and cash equivalents	62.3	36.5
Net debt	$60.7	$115.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(e)
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and six months ended June 30, 2018 and 2017 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2018	(a)	(b)		(b)/(a)
Net income reported under GAAP	$19.3	$4.5	$14.7	23.6%
Losses associated with plant shutdowns, asset impairments and restructurings	0.6	—	0.6
(Gains) losses from sale of assets and other	(5.0)	(1.2)	(3.8)
Net income from ongoing operations	$14.8	$3.3	$11.5	22.4%
Three Months Ended June 30, 2017
Net income reported under GAAP	$47.0	$2.8	$44.2	6.0%
Losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	(33.4)	2.5	(35.9)
Net income from ongoing operations	$13.6	$5.3	$8.3	38.9%
Six Months Ended June 30, 2018
Net income reported under GAAP	$42.7	$9.8	$32.9	23.0%
Losses associated with plant shutdowns, asset impairments and restructurings	0.7	—	0.7
(Gains) losses from sale of assets and other	(12.0)	(2.9)	(9.1)
Goodwill impairment charge	—	—	—
Net income from ongoing operations	$31.4	$6.9	$24.5	22.2%
Six Months Ended June 30, 2017
Net income reported under GAAP	$53.2	$5.3	$47.9	9.9%
Losses associated with plant shutdowns, asset impairments and restructurings	0.9	0.3	0.6
(Gains) losses from sale of assets and other	(30.6)	3.6	(34.2)
Goodwill impairment charge		—	—
Net income from ongoing operations	$23.5	$9.2	$14.3	39.1%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com